Prospectus Supplement dated August 20, 1997
         to Prospectus dated February 21, 1997

                                226,413 Shares of
                      Common Stock, par value $.25 per share
            (including the associated Preferred Share Purchase Rights)


              Up to 226,413 Shares are being sold by J.P. Morgan
         Securities Inc. ("JPMSI"). The Shares were obtained by JPMSI upon exercise of all or a portion of the Warrant following the acquisition by JPMSI of such portion of the Warrant from Harvey
         R. Blau.

              JPMSI is selling the Shares in open-market transactions. The excess of the proceeds of such sales received by JPMSI over the aggregate amount expended by JPMSI to purchase and exercise all or part of the Warrant may be deemed to be compensation as an underwriting discount or commission. Such amount is not expected to exceed ordinary brokerage commissions for comparable sales.

              Capitalized terms that are not defined herein have the meanings given in the Prospectus dated February 21, 1997.